UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STAKTEK HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	8900 Shoal Creek Blvd. Austin, TX 78757	56-2354935
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices, including Zip Code)	(I.R.S. Employer Identification No.)

Staktek Holdings, Inc. 2005 Employee Stock Purchase Plan

(Full title of plan)

Stephanie Lucie

Senior Vice President, General Counsel and Corporate Secretary

Staktek Holdings, Inc.

8900 Shoal Creek Blvd.

Austin, TX 78757

(512) 454-9531

(Name, address and telephone number,

including area code, of agent for service)

EXPLANATORY NOTE

On June 16, 2005, Staktek Holdings, Inc. (the “Registrant”) filed a Registration Statement on Form S-8 (Registration No. 333-125853) (the “Registration Statement”), which registered 1,000,000 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), issuable under the Registrant’s 2005 Employee Stock Purchase Plan (the “Plan”), plus any additional shares of Common Stock that would become issuable under the Plan in accordance with the terms thereof.

The Registrant terminated the Plan effective as of April 1, 2007, at which time there were 931,369 shares of Common Stock issuable under the Plan but not subject to outstanding options. As the Registrant has terminated the Plan, the 931,369 remaining shares of Common Stock have not and will not be issued under the Plan, and the Registrant hereby withdraws from registration under the Registration Statement all of such shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Austin, State of Texas, on May 15, 2007.

By:	/s/ Stephanie Lucie
Stephanie Lucie Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*	President, Chief Executive Officer and Director	May 15, 2007
Wayne R. Lieberman	(principal executive officer)

*	Senior Vice President and Chief Financial Officer	May 15, 2007
W. Kirk Patterson	(principal accounting and financial officer)

*	Chairman of the Board of Directors	May 15, 2007
Joseph C. Aragona

*	Director	May 15, 2007
Harvey B. Cash
	Director	May 15, 2007
Kevin P. Hegarty

*	Director	May 15, 2007
Clark W. Jernigan

*	Director	May 15, 2007
Edward E. Olkkola

*	Director	May 15, 2007
A. Travis White

*By:	/s/ Stephanie Lucie
Stephanie Lucie
Attorney-in-fact